BitMovio, Inc.


GAMIFIED VIDEO ENTERTAINMENT
BITMOVIO

Invest

$101.40 minimum investment

Deadline March 2, 2020
in 25 days

Share Price
$2.60

Total Raised
$35,599

Valuation
$6,461,975

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

INTRODUCTION

BitMovio is a next-generation gamified video entertainment platform for the Fortnite generation with a freemium business model. It fundamentally transforms how content is monetized, how content creators are paid, how content creators and fans interact and engage, and how value and attention are compensated and rewarded. It also provides unprecedented flexibility, interactivity and transparency for content creators to monetize their content and build their fan base in the web 3.0 era.

Recommendations



"Blockchain has the power to create transparency and accessibility to the video entertainment space, and bring a new dimension to watching streaming content. BitMovio's platform will bridge blockchain and the free marketplace for video entertainment in a truly unique and innovative way. We're excited about what the technology will bring to content creators and audiences globally."

Bill Guttentag
Stanford Professor and Double Oscar-Winning Film Director

Testimonials



"The video streaming industry continues to grow in prominence and the World Poker Tour is proud to air its television show on BitMovio, a new industry force. We are thrilled to enable BitMovio viewers the opportunity to enjoy episodes of the World Poker Tour from wherever they may reside across the globe."

Adam Pliska
CEO of the World Poker Tour



"We are always looking for new ways to deliver our programming to our more than 10M DUST and ALTER fans, as well as find new audiences. Partnering with BitMovio, as a cutting-edge and forward-looking new video platform, is a natural fit for us and we are excited for our brands and audiences to start using the platform."

Floris Bauer
President of Gunpowder & Sky



"We are continuously looking for new ways to reach audiences around the world with our programming and BitMovio brings a new exciting approach to managing, distributing and monetizing video content. We believe that this innovative platform will enable viewers to access our content however they want, whenever they want."

Cathy Payne
CEO of Endemol Shine International



"BitMovio shares our vision of enabling creators to develop bespoke pieces of content and then build an engaged fan base anywhere online. They bring an innovative approach to managing, distributing and monetizing video content that allows us to drive new revenue streams while building new fan bases on the BitMovio platform."

Matt Heiman
Managing Director of Diagonal View



"We're dedicated to enabling an open dialog with our audience, and we've found that BitMovio also shares this focus of empowering all voices to have a platform to discuss global news events in an uncensored and monetizable way. By partnering with BitMovio, we are hoping to engage these audiences, and empower them to connect with and influence decision-makers regardless of ethnicity or socioeconomic status."

Steven Oh
Chief Business Officer of The Young Turks

PROBLEM

The key problems we intend to solve in the entertainment industry involve:

- Content economics
- Gamification and engagement
- Trust and transparency

Free-to-play games have gained extreme popularity among the younger generation, as exemplified by Fortnite, the free-to-play 'battle royale' game from Epic Games that has garnered over 250 million total users to date. The performance has been so impressive that even Netflix now considers Fortnite a formidable threat - perhaps even more formidable than its old nemesis HBO. The freemium business model, which includes in-game virtual currency together with in-app purchases, and a multitude of community features have all contributed to the game industry's growth and profitability.


FORTNITE

On the contrary, today's video entertainment companies are not preparing for the future of media & entertainment, and in the process will damage creativity, as well as undermine the democracy of video entertainment. The video streaming ecosystem has already been bifurcated into two distinct "lanes":

1. Subscription video-on-demand (SVOD) lane, which is dominated at present by technology stalwarts like Netflix and Amazon, with significantly increased competition coming soon from the likes of Disney, AT&T/Time Warner, Comcast and many others.
2. Advertising video-on-demand (AVOD) lane, which was all but on life-support a few short years ago (as the industry prematurely declared SVOD the be-all and end-all of video streaming), but has significantly stepped up its presence thanks not only to Viacom-owned Pluto TV, but also companies such as Roku, Tubi TV, Xumo and others.

Neither of these two lanes, however, provide users or content creators with the level of interactivity, engagement and choice that we believe Millennials and younger audiences will demand from video streaming services going forward.

Additional problems created by the legacy platforms include:

- Centralized control & censorship: Streaming platforms control consumer relationship and monetization policy.
- Static monetization and community interactivity: Current subscription and advertising models provides limited creator-fan interactivity and monetization flexibility.
- No Data Transparency: Platforms rarely share complete consumption data with creators.

Therefore, we believe a 3rd lane will emerge in video streaming - Freemium Video Streaming with Gamification. This will be a massive opportunity - perhaps even larger than SVOD and AVOD combined when all is said and done - to introduce proven, highly-profitable gamification techniques of the kind perfected by Epic Games in Fortnite into video streaming.


1970
Golden age of cable, until cord-cutting
Cord-Cutting Keeps Churning: U.S. Pay-TV Cancelers to Hit 33 Million in 2018 (Study)
2007
Flood of subscription streaming services
Disney Accelerates Purchase Of BAMTech And Announces Streaming Service With ESPN
$3.75B
2014
PLUTO TV
Free works too!
Viacom acquires Pluto TV streaming service for $340 million
Aims to attract a younger audience and monetize old content
2018
Freemium & gamification

SOLUTION

BitMovio solves the problems that these centralized gatekeeper platforms have created for content creators and users, and introduces to the video streaming market interactivity, engagement and gamification elements that have made freemium games such as Fortnite a worldwide sensation.


Content Economics
Gamification & Engagement
Trust & Transparency

Our Blockchain-based approach has a wide variety of important benefits for content creators and users alike. For instance, BitMovio enables content owners to:

- Bypass gatekeeper platforms and enjoy direct access to their biggest fans for purposes of engagement and monetization - including future projects still in the pre-production stage
- Through our integration and use of cryptocurrency, be paid immediately - and transparently - without having to wait 3 months for an ambiguous revenue share statement to arrive in their inbox
- Access any and all performance data for their content at any time through our detailed analytics dashboard, a feature even our earliest partners have identified as unique in the industry today

For our users, in particular those Millennial and Gen Z early adopters who embrace the freemium business model embodied by the gaming community - choosing to pay for content in micro increments (including via cryptocurrency if they so elect), tipping and gifting content creators they particularly enjoy - we provide a number of benefits completely absent from existing video streaming platforms, including:

- User-to-user and user-to-creator engagement at a level not observed in today's existing video streaming market
- Interactive features such as chat, bullet chat, commenting and many others, whether for on demand content or live-streamed videos broadcast to a large subset of our community at once
- The ability to pay for content with our MoviBits virtual currency
- The ability to earn rewards for viewing ads and for taking actions that benefit the platform and community

BitMovio brings community back into video streaming, and is therefore well-positioned to assume a position of leadership in this third lane of Freemium Video Streaming with Gamification.

Browse before log-in


2:12
LTE
BITMOVIO
0
SIGN UP
Trending
Gamers
Streamers
Movies & TV
WATCH & EARN REWARDS
earn free MoviBits daily by watching videos.
01:12
Free
Hottest
Gaming & Sports
Sci-fi & Fantasy
23:58
Hipster Ghost
Launch Over - Sophia Cacciola &
6
05:00
ImAir AIRLINE & BUSINESS Barefoot Pilot 2 of 3
ImAir
0.45 USD
56.8k
02:51
51:37
Home
eWallet
Publish
Message
Library

Engage in live & premiere event


9:41
Premiere
Sounds good man!
Chris sends a heart!
Awesome stuff!!! I love it
Free!
KEEP WATCHING
Daily Rewards: 450 MOVIBITS
6s NEXT PAYOUT
Claim Now
Total Claimed: 50
Chat Room
Audience
Info
Similar Video
Sondra: Awesome stuff!!! I love it
Kenneth: How many more of these are you planning to make?
Sondra: Idk, but I make one each week!
Alexandra: Okay! I'll for sure tune in then!
Sondra: The film was also fantastic!
Alexandra: You are the indie OG
Chat room message
Home
eWallet
Publish
Message
Library


Watch and earn daily rewards!
9:41
0:14/2:00
Free!
KEEP WATCHING
Daily Rewards: 450 MOVIBITS
6s NEXT PAYOUT
Claim Now
Total Claimed: 50
Up next
Comments (15)
Mirror's Edge Game: Final Journey!
Mikey Jones
79k views
15k
21k
Autoplay OFF
Parachute To Bliss The Start Of Our Journey
Abraham Porter Jr.
67.1k
Willem Dafoe Vincent Van Gogh Movie: Interview
Abraham Porter Jr.
98.3k
Bullet chat message
Home
eWallet
Publish
Message
Library


Go Live from your phone
9:41
Title
First BitMovio Video
Description
Describe your video
Tag
Add tags (separate by comma)
Category
SELECT CATEGORY
Rating
ALL AUDIENCES
Language
ENGLISH
Publish video after live streaming
ON
Payment Settings
NEXT

"Browser creator's channel"


9:41
Block
Mitchelle Williams
Videos: 12
Following: 21
Followers: 7000
Follow
Tip
Message
Videos
Info
45:29
The Crazy Ending That No One Expected
Mitchelle Williams
56.8k
23:58
The End Is Near As John Travels West
Mitchelle Williams
26.3k
23:58
The Ghost From The Hills A Reimagine Story
Mitchelle Williams
23:58
Falling In Love With A Magic Machine
Mitchelle Williams
Home
eWallet
Publish
Message
Library


Fund your wallet to support creators
9:41
BITMOVIO
12,340
Your Total E-wallet Value
US$ 14.01
(approximately)
Add Fund
Cash Out
ETH (Ether)
0.01200324
(approx. $1.67)
MoviBits
12,340
(approx. $12.34)
Want to earn free Movibits?
Watch this video
PLAY
Home
eWallet
Publish
Message
Library



Advertiser
Content Creator
Fans
BITMOVIO
Content Delivery Network
Decentralized CDN & IPFS
Ethereum Blockchain & ERC20 Token
In-Platform Virtual Currency
Data Science & Recommendation
Reporting & Analytics

Native eWallet for Users

Each user of the BitMovio platform has a native eWallet associated with their account. The eWallet supports cryptocurrencies including ETH (the native currency for the Ethereum blockchain) and other ERC20 crypto tokens, and virtual currency including BitMovio's proprietary MoviBits. The in-platform MoviBits virtual currency can be purchased using a credit card, debit card, or in-app purchases and will be directly added to the user's eWallet so that the user can use the MoviBits to tip content creators and unlock premium content.

Flexible Video Streaming Infrastructure

Content creators on the BitMovio platform can publish pre-recorded video content immediately or schedule a premiere event to stream content and interact with viewers. For premium content partners, we also support the option to enable the DRM (digital rights management) content protection for each piece of content they license to us.

To enable the best consumer performance for live and on-demand video streaming, with highest availability, minimum buffering and latency and also decentralization, we are adopting a hybrid streaming infrastructure. The majority of our infrastructure is enabled by centralized solutions such as Amazon Web Services (AWS) Cloud Storage and AWS Content Delivery Networks. We are also planning to leverage decentralized solutions such as InterPlanetary File System (IPFS) for decentralized storage and Theta Network for decentralized mesh video streaming for both cost savings, added incentivization, and decentralization.

Diverse Monetization Options for Content Creators

BitMovio is a freemium video entertainment platform and offers diverse monetization options for content creators who want to monetize their work including short videos, live streams, and feature-length films. Creators who want to reach the widest audience can publish their content for free, then receive compensation from advertising sponsorships and fan support including donations. Other creators can set up a small micropayment-style paywall for short video content, a larger paywall for feature-length films, or even weekly or monthly subscription plans for their entire content collection. In addition, content creators will be able to leverage their existing fan base for prepayment of their upcoming project, once the feature is launched. The key is that content creators on BitMovio have complete control over how they monetize their video entertainment.

Gamification and Interactive Experiences

Gamification and interactive experiences are what drive BitMovio. In addition to being able to purchase the MoviBits virtual currency for in-platform transactions, users can also earn tokens through positive interactions with the BitMovio community. Users can engage with content by commenting on scenes or whole videos, upvoting or downvoting comments, and chatting with other viewers or creators. Here are a few of the different ways users and content creators can earn tokens on the platform:

- Users can earn sponsored tokens from content creators or brands as a reward for viewing and engaging with their content or brand.
- Users can earn tokens based on platform engagement metrics such as viewing content, commenting on content, social sharing, flagging of comments and content to keep the platform safe, and more.
- Content creators can earn tokens as a reward for their overall viewership and watch time of their videos, user engagement with their content, and social virality of their content.

According to Cisco Virtual Network Index [1], globally, IP video traffic, including Internet video, IP VoD, video files exchanged through file sharing, video-streamed gaming, and video conferencing, will account for 82 percent of traffic by 2022. With the availability of 5G networks, global mobile data traffic will grow nearly twice as fast as fixed IP traffic from 2017 to 2022. According to Zenith [2], the average time spent globally watching online video in mobile devices is almost three times of that in desktop/non-mobile devices.


26% CAGR
2017–2022
Exabytes per Month
450
400
350
300
250
200
150
100
50
0
2017
2018
2019
2020
2021
2022
Gaming (1%, 4%)
File Sharing (7%, 2%)
Web/Data (17%, 12%)
IP VOD/ Managed IP Video (20%, 11%)
Internet Video (55%, 71%)
* Figures (n) refer to 2017, 2022 traffic share
Source: Cisco VNI Global IP Traffic Forecast, 2017–2022

Global IP Traffic by Application

The existing three major business models to monetize online video are subscription business model (SVOD) where consumers pay a recurring subscription fee to access the entire category of video content, transaction business model (TVOD) where consumers pay to access each piece of content, and advertising business model (AVOD) where consumers access content for free but need to watch advertisement during the video program sponsored by advertisers. According to pwc [3] and statista [4], the revenue for global SVOD and TVOD online video (or paid video) reaches US$45 billion in 2019, and the revenue for global AVOD online video (or free video) reaches US$35 billion in 2019. The revenue is projected to grow to around US$73 billion for global SVOD and TVOD online video and US$43 billion for global AVOD online video in 2023, reaching an overall market size of ~US$120 billion for streaming video entertainment.


Average time spent globally watching online video by device
In minutes per day
Mobile Device
Desktop/non-mobile
50
45
40
35
30
25
20
15
10
5
0
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Source: Zenith

Average time spent per day globally watching online video by device


Streaming Video Market Size (US$B)
Paid Video
Free Video
Total
140
120
100
80
60
40
20
0
2016
2017
2018
2019
2020
2021
2022
2023
2024
Source: PWC and Statista

Total global market size for online streaming video

To capture the growing online video entertainment market, over the last several years, many traditional entertainment companies have merged and/or acquired one another, leading to an increasingly consolidated big media landscape controlled by only a handful of companies [5]. These platforms offer a wide array of content, but in each case they exercise full editorial control over which content is made available on the service; there is no creator "right" to be published on Netflix, for instance. This centralized control and "censorship" by the large distribution platforms left many high quality films unable to get discovered or distributed. The problem is exemplified by Sundance Film Festival, the largest independent film festival in the United States. Each year, Sundance Film Festival receives around 13,000 feature and short films submissions, where only around 200 feature and short films get selected and around 100 eventually get a distribution deal [6].

Even "user generated content"-driven companies such as YouTube have large and well-paid content acquisition teams spending top dollar to attract the likes of the original Cobra Kai TV series to its platform and - more troublingly - have even begun to censor and 'hide' content and creators that it deems - in its sole discretion of course - not worthy of an audience on YouTube [7].

For these platforms, control over the content also means control over their users - particularly the extremely valuable user data each user generates on viewing habits, including both content and ads, subscription tendencies / retention rates, and dozens of other metrics. The cumulative value of such data over the years, and their unique ability to exploit it, has made the technology-based incumbents such as Netflix and Amazon particularly powerful as compared with their less data-savvy competitors from traditional media.

Therefore, the video streaming industry urgently needs innovation that brings community, transparency and trust back to the creative and fan communities.

[1] https://www.cisco.com/c/en/us/solutions/collateral/service-provider/visual-networking-index-vni/white-paper-c11-741490.html
[2] https://www.vox.com/2017/7/17/15981376/mobile-video-consumption-25-percent-in-2018-online-video-peaks
[3] https://www.pwc.com/gx/en/entertainment-media/outlook-2019/entertainment-and-media-outlook-perspectives-2019-2023.pdf
[4] https://www.statista.com/outlook/218/100/video-advertising/worldwide#market-revenue
[5] https://www.vox.com/2018/1/23/16905844/media-landscape-verizon-amazon-comcast-disney-fox-relationships-chart
[6] https://www.adamleipzig.com/blog/park-city-climate-sundance-infographic-2017-million-piracy-losses-distribution-changes-and-slamdance-stats/
[7] https://www.theverge.com/2019/4/5/18287318/youtube-logan-paul-pewdiepie-demonetization-adpocalypse-premium-influencers-creators

COMPETITIVE LANDSCAPE

While the market for video streaming services in general is robust and competitive, BitMovio's gamified approach and focus on user community and interactivity enables it to stand out amongst its peers.

The existing video streaming ecosystem has already been bifurcated into two distinct "lanes": the SVOD (subscription video-on demand) lane and the AVOD (ad-supported video on demand) lane. Neither of these two lanes, however, provide users or content creators with the level of interactivity, engagement and choice that we believe Millennials and younger audiences will demand from video streaming services going forward. Therefore, we believe a 3rd lane will emerge in video streaming - Freemium Video Streaming. This will be a massive opportunity - perhaps even larger than SVOD and AVOD combined when all is said and done - to introduce proven, highly-profitable gamification techniques of the kind perfected by Epic Games in Fortnite into video streaming.

From a competitive standpoint, to date only Amazon-owned Twitch has embraced even a few of these elements, through their in-platform Twitch Bits virtual currency and their occasional live broadcast content marathons, among other things. However, Twitch has built a very narrow audience focused primarily around Esports - which is an attractive vertical but only one vertical nonetheless. Twitch's attempts at broadening its content outside of Esports have been met with failure to date - in part because of the difficulty the company has had attempting to negotiate content licenses with Hollywood given its ownership by Amazon which, among other things, creates expectations among major content owners that Twitch will pay Amazon-level license fees for its content, notwithstanding its much smaller footprint and content budget (not to mention complete separation from the Amazon content buying team as a matter of internal corporate politics).

BitMovio is therefore well-positioned to assume a position of leadership in this third lane. Our service will provide users levels of engagement and interactivity, along with gamification tools such as microtransactions, leaderboards, tipping/gifting and the like, which are virtually nonexistent in the video streaming industry today. Our content partners will benefit from the transparency, authenticity and immediacy our Blockchain-based platform provides in terms of payments, data access and reporting / analytics on content performance, while enjoying direct access to their biggest fans for engagement and crowdfunding purposes, among others. They will not be censored as in the case of paranormal creators on YouTube, nor will they be unduly favored at the platform level at the expense of other creators (as both Twitch and YouTube arguably have done in recent years with respect to Esports streamers). Our platform supports any type of content, and over time we expect to broaden our offering to include almost every conceivable content category, but we will focus initially on our core audience of Millennials and Gen Z early adopters in targeting content partners across a wide swath of relevant content verticals, including sci-fi, horror, paranormal / conspiracy, action, Esports, and others. We will accomplish all of this with a world-class team of technologists and industry experts in blockchain, gaming, content, and cryptocurrency. The future of video streaming is BitMovio, which provides a gamified streaming service for the Fortnite generation.

There are a number of players that are currently using blockchain for video delivery. This includes protocol level players and application level players. The protocol providers, such as Theta Labs, Steem and Lbry, are not necessarily directly competitive to BitMovio. In fact, BitMovio uses the Theta protocol, as an example, for distributing streams. The application level players are closer to what BitMovio does, but given our hybrid, gamified model, we are not entirely reliant on blockchain adoption, which hamstrings the blockchain based video players. Moreover, our combination of virtual currency and digital tokens is unique in the industry.


Dynamic Monetization
Application
Conventional
Blockchain
Static Monetization
Protocol
patreon
twitch
amazon
YouTube
hulu
NETFLIX
BITMOVIO
BREAKER
TATATU
LBRY
STEEM
THETA
ethereum

BUSINESS MODEL

Our direct-to-consumer gamified video streaming platform is based on a freemium business model. We license content from premium independent studios and YouTube networks. We also enable independent film producers and streamers to directly publish content on the BitMovio platform. Content creators have complete freedom in choosing the monetization model of their content, including:

- Free content with advertising
- Microtransactions for premium content
- Tipping/gifting from consumers/fans to their favorite content creators
- Per-channel subscription for recurring support from fans (upcoming)
- Prepayment for future content - an alternative form of crowdfunding (upcoming)

The revenue model for the above-mentioned business models is revenue-sharing which is currently set as 80:20. For each dollar/token spent by advertisers via advertising for free content or by consumers via tipping/gifting, microtransaction, subscription, or prepayment on the platform, the content creators will receive 80% of the revenue generated and BitMovio will capture the remaining 20% as our net revenue to fund our operations.


FANS
Earn tokens through engagement
Pay to unlock premium content
CONTENT CREATOR
Publish or live stream existing content
Receive payments from fans or advertisers or tokens through engagement
FANS
Earn tokens through engagement
Tip/gift favorite creators
Revenue Sharing
BitMovio
20% of All Consumer or Ad Spending
CONTENT CREATOR
Submit ideas for crowdfunding
Receive pre-payments from fans or tokens through engagement
FANS
Subscribe to support favorite creators
Earn tokens through engagement
ADVERTISER
Sponsor creators or fans to watch content
Increased brand awareness or sales
FANS
Pre-pay to help fund new production
Earn tokens through engagement

Besides our direct-to-consumer platform offering, we are also offering our gamified white-label streaming solution to larger content providers to power their direct-to-consumer product (a.k.a., next generation gamified BAMTech to Disney). Our target customers for our white-label solution are medium to large content providers who want to reach directly their loyal fan base. Our gamified white-label solution has unique advantages compared to existing service providers which can only support subscription or advertising-based models. The business model for our white-label solution is upfront payment (license fee) plus recurring revenue-sharing.


BITMOVIO PRO
White-label Solution
Cross-platform consumer support
Multi-currency eWallet Management
Freemium Business Model
Hybrid Streaming Infrastructure
Upfront Set-up Fee + Revenue Sharing

PROGRESS

BitMovio was founded in the summer of 2018 originated from the Play Labs @MIT and has raised around $1.2M in venture funding from top-tier venture firms and angel investors in the Silicon Valley, New York and Boston. We released our open beta product in web, iOS app and Android app forms in March 2019, which was covered by leading technology publication VentureBeat.

Our product is currently in open-beta and accessible via:

- Web: https://v.bitmov.io/
- Android Play Store: https://play.google.com/store/apps/details?id=com.bitmovio
- iOS App Store: https://itunes.apple.com/us/app/bitmovio/id1436731109?ls=1&mt=8

For our direct-to-consumer gamified video streaming platform, we need to build strong community support for both content creators and consumers to ensure the long-term success of BitMovio ecosystem. Our platform supports any type of content, but we will focus initially on our core audience of Millennials and Gen Z early adopters in targeting content partners across a wide swath of relevant content verticals, including sci-fi, horror, paranormal / conspiracy, action, Esports, and others.

For premium and large-scale content partners, we will leverage our strong networks and the connections of our founders and advisors in the Hollywood and international content ecosystem to acquire early adopters. So far, we have successfully onboarded World Poker Tour, Endemol Shine Group, Gunpowder & Sky, Diagonal View (the digital content arm of Sky, now owned by Comcast), The Young Turks and more. Leveraging the strong endorsements from those early adopters/innovators and the media buzz associated with our innovative gamified platform for the next generation of video consumers, we can continue the momentum to onboard additional premium studios including MGM, Sony and Warner, among others, as well as additional YouTube multi-channel networks such as Jukin Media, to name one.

For individual and independent content creators, we will leverage word-of-mouth and influencer marketing from our early adopters in specific verticals that are currently unfavored or demonetized in the YouTube ecosystem. We also expand our presence at and, where feasible, sponsor trade shows such as VidCon to build our brand among the content creator community to help generate additional inbound leads.

To increase consumer adoption of the BitMovio platform, a variety of creative marketing tactics will be leveraged to acquire users in North America and Asia.

- Content creators are the key pillar of the BitMovio platform. BitMovio is specifically built for the forward-thinking content creators to enable them to take full control of their content and fan base with transparency and fairness and bring the video streaming market interactivity, engagement and gamification elements that have made freemium games such as Fortnite a worldwide sensation. Leveraging our targeted content creator community's dis-sastisfaction with the existing video streaming platforms, we are partnering with content creators to bring their fan base from their existing social platforms to the BitMovio platform.
- We are also partnering with specific content partners to stream special events and premieres to create virality, for example, weekly movie nights, live Q&A with creators, etc.
- Gamification is one of the key differentiation factors between BitMovio and other video streaming platforms. Our gamified product features such as referral rewards, watch & earn engagement rewards and interactivity is unparalleled as compared with other video platforms. We will also partner with gamified marketing platforms such as gleam.io for community airdropping/bounty programs to increase consumer engagement and adoption.
- Finally, we will build our social media presence on various platforms such as Instagram, Facebook, Twitter, LinkedIn, Medium, Reddit and Telegram to build followers and supporters of the BitMovio ecosystem.

Our gamified video streaming white-label solution relies on the success and demonstration of our direct-to-consumer gamified platform as the future of video entertainment. With the enhanced media exposure of BitMovio in both traditional media and blockchain media, together with the challenges facing by literally all of the content creators and our founders and advisors' network in the conventional media space, we have been in discussion with a variety of partners to leverage BitMovio's gamified video streaming infrastructure to power their next-generation direct-to-consumer solution to more effectively engage with their fans and monetize the content.

SUCCESS

Since inception, we have gained wide adoption among the content community including premium film studios, production companies, TV networks, independent film producers, YouTube networks, and individual streamers. We have acquired and onboarded 6,500+ hours of content to date from several notable partners including:


THE
OUTPOST

TheOutpost, a sci-fi television series which is currently aired on The CW network in the US and distributed international by Syfy, an American cable network owned by the NBCUniversal Cable Entertainment Group.

WorldPokerTour (WPT), the premier name in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online, and mobile.

Endemol Shine International, a global television production power house with a portfolio of over 61,000 hours of owned and third-party programming across scripted and non-scripted genres.

Gunpowder & Sky, an award-winning independent global studio dedicated to creating, marketing and distributing video content unrestricted by form, genre or platform. Gunpowder & Sky collaborates with both emerging and established talent to generate premium video content ranging from 90-second to 90-minute stories on all platforms.

Diagonal View, a YouTube-focused multi-channel network owned by Sky Broadcasting (a subsidiary of Comcast Corporation), Diagonal View has a dedicated online audience of over 15 million subscribers.

The Young Turks, the largest online news and talk network for the connected generation. The award-winning TYT is one of the top multi-platform online content creators, generating over 200 million views a month.

In addition, many top individual creators on YouTube working in the paranormal genre such as Forbidden Knowledge News, Jimmy Church, and the Top 5s, among others, who collectively reach several millions of subscribers, have begun distributing their content on BitMovio because YouTube has unilaterally decided to de-monetize their channels, effectively making it impossible for them to generate revenue from their content on YouTube's platform. This illustrates yet another example of the harmful impact on content creators that centralized distribution platforms can impose through bias and editorial censorship. We anticipate that through this factor alone, BitMovio will be able to attract and retain hundreds of additional individual content creators with significant audiences who feel stifled or otherwise limited by their reliance on YouTube for distribution and monetization.

Since BitMovio is a freemium platform, consumers do not need to register an account to consume free content and preview a portion of paid content without creating an account; however, they need to login in order to interact and engage with content creators and the BitMovio community. We have started consumer user acquisition recently after having onboarded all of the aforementioned signed content partners. Thus far, we have over 14,000 registered users and approaching 50,000 Monthly Active Users (MAU) with average daily user engagement time of over 20 minutes on our Mobile apps, which is on par with leading social video platforms [1].

[1] https://www.broadbandsearch.net/blog/average-daily-time-on-social-media#post-navigation-3

Press Mentions

Content Partnership:

1. Partnership with TYT (The Young Turks), the largest online news and talk network with more than 15 million subscribers and over 200 million monthly views:
   - The Streaming Advisor: BitMovio Partners with TYT
   - Marketing Technology Insights: BitMovio Adds Programming from The Young Turks to Its Streaming Video Entertainment Marketplace
   - AiThority: BitMovio Adds Programming from The Young Turks to Its Streaming Video Entertainment Marketplace
2. Partnership with 1091 (formerly The Orchard Film & TV, owned by Sony Music Entertainment) and paranormal YouTube creators:
   - Streaming Media: BitMovio Doubles Down on the Paranormal Genre for its Growing Video Entertainment Marketplace
   - The Streaming Advisor: BitMovio Adds More Paranormal Content to Growing Platform
3. Partnership with Gunpowder & Sky for their two popular content brands Dust (Sci-Fi) and Alter (Horror):
   - Rapid TV News: Bitmovio licences 90 hours of sci-fi and horror from Gunpowder & Sky
   - Scared Stiff Reviews: BitMovio to Bring Gunpowder & Sky's Popular DUST and ALTER Films to its Blockchain-Enabled Video Entertainment Marketplace
4. Partnership with Diagonal View, Digital Video Arm of Sky/Comcast:
   - Streaming Media: Diagonal View to Bring Over 1,500 Hours of Content and 15 million Fans from Its Popular YouTube Channels to BitMovio's Blockchain-Enabled Video Entertainment Marketplace
   - Rapid TV News: BitMovio adds YouTube programming from Diagonal View
   - EContent Magazine: Diagonal View Partners with BitMovio's Blockchain-Enabled Video Entertainment Marketplace
5. Partnership with Endemol Shine Group, joint venture of Fox and Apollo:
   - Blockchain News: Powerhouse Production Company Endemol Shine International Partners with Blockchain Startup BitMovio
   - C21 Media: BitMovio bags Endemol Shine shows
   - Advanced Television: BitMovio, Endemol Shine partnership
6. Partnership with World Poker Tour:
   - www.worldpokertour.com: WPT® ANNOUNCES PARTNERSHIP WITH BITMOVIO TO AIR SEASONS XII AND XIII
   - Poker News Daily: WPT to Air Old Episodes on New BitMovio Streaming Platform
7. BitMovio Sets Out to Grow Horror Film Genre with Sponsorship of Horror Film Festival and Series of New Content Partnerships
   - Streaming Media
   - Horrornews.net
   - IMDB
8. BitMovio signs sci-fi films & fantasy TV Series to its marketplace:
   - Advanced Television
9. BitMovio broadens blockchain content platform
   - Rapid TV News

Product & Business Partnership:

1. VentureBeat: BitMovio offers gamified rewards for viewing streaming videos
2. Feed Magazine (Issue 15): Move over for BitMovio - BitMovio is a new experiment in blockchain enabled, gamified viewing. Stand aside AVOD and SVOD, here comes game-VOD
3. Bitcoinist: A World-Class Team Leads The Way At Bitmovio
4. NXT Alpla: Powerful entertainment industry execs back blockchain-based entertainment marketplace BitMovio
5. BitMovio Announces Partnership With Leading Blockchain Consulting Agency Block72 for International Expansion:
   - Business Insider
   - NewsBTC
   - Yahoo Finance

KPIs

For content partners, our core KPI is hours of content available on the platform and number of content creators/channels on the platform.

For users, our core KPI is focusing on engagement, which includes metrics such as registered users, average daily user engagement time, and number of transactions executed on the platform.

From April 2019 after launch to October 2019:

- Hours of Content - over 6,500+ hours
- Number of content creators/channels - over 300
- Registered Users - over 14,000
- Average daily user engagement time - reaches over 20 min on Mobile apps
- Monthly Active Users - over 50,000


Hours of Videos
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
Mar-19
Apr-19
May-19
Jun-19
Jul-19
Aug-19
Sep-19
Oct-19


Registered Users
14,000
12,000
10,000
8,000
6,000
4,000
2,000
-
Mar-19
Apr-19
May-19
Jun-19
Jul-19
Aug-19
Sep-19
Oct-19

TEAM

Founding Team

We have assembled an outstanding team with decades of experience in software, blockchain, video technology, gaming, eSports, content production and licensing, and traditional and new media with multiple successful exits in M&A and IPOs in North America and Asia. This includes alumni and professors of Stanford and MIT, Oscar winning film-makers, and alumni from companies such as Netflix, Amazon, Endemol Shine Group, NBCU, THX, CBS, Fox, The Walt Disney Company, Facebook, CoinBase, etc.



Simon Zhu

CEO and Cofounder

Simon Zhu has more than 10 years of experience in the technology and media industries. His most recent role was as Executive Board Director and SVP of Product Management at Vobile Group, a company which was awarded an Emmy Award in Technology in 2017 for its achievements related to video identification technology used to protect content value and copyright. Vobile Group has provided content protection and monetization solutions to many global content providers including Netflix, Disney, Warner Bros, and Viacom/Paramount, and was successfully listed in the main board of Hong Kong Stock Exchange in 2018. Earlier, Simon was Research Scientist in the Telecommunication industry with over 20+ academic publications, 1 book chapter and 1 patent. Simon holds an MBA from the Stanford University Graduate School of Business, a Master of Science degree from McMaster University in Canada, and a Bachelor of Applied Science degree from Peking University in China.



Jerry Kowal

Chief Content Officer and Cofounder

Jerry Kowal has previously worked in senior executive operating capacities at content companies such as Netflix, Amazon, Endemol Shine Group, and CBS. Additionally, he was Managing Director at a private entertainment consultancy firm where he worked with Twitch to develop the company's first content licensing strategy outside of gaming/eSports. During his time at Netflix, Jerry oversaw the annual budget for the United States and Canada and licensed some of the most-viewed content on Netflix from every major film studio and TV network in the world. Jerry holds an MBA from the Stanford Graduate School of Business, and Juris Doctor (JD) and Bachelor of Business Administration (BBA) degrees from the University of Michigan - Ann Arbor.



Riz Virk

Chief Strategy Officer and Cofounder